As filed with the Securities and Exchange Commission on October 2, 1996
                                                      Registration No. 33-93066

--------------------------------------------------------------------------------

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                         --------------------------

                          POST-EFFECTIVE AMENDMENT
                                   NO. 1
                                     TO
                                  FORM S-8
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933

                        INTERLINK ELECTRONICS, INC.
               (Exact name of issuer as specified in charter)
                            -------------------

                  DELAWARE                              77-0056625
       (State or other jurisdiction of                 (IRS Employer
       incorporation or organization)                Identification No.)

               546 FLYNN ROAD
            CAMARILLO, CALIFORNIA                         93012
   (Address of principal executive offices)            (Zip Code)

                         1993 STOCK INCENTIVE PLAN
                          (Full title of the plan)
                          -----------------------

                           E. MICHAEL THOBEN, III
                   PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        INTERLINK ELECTRONICS, INC.
                               546 FLYNN ROAD
                        CAMARILLO, CALIFORNIA 93012
                  (Name and address of agent for service)

                               (805) 484-8855
       (Telephone number, including area code, of agent for service)
                            -------------------

                                  COPY TO:
                               JOHN J. HALLE
                              Stoel Rives LLP
                            900 SW Fifth Avenue
                        Portland, Oregon 97204-1268
                            -------------------

                                  PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     This Post-Effective Amendment No. 1 to Form S-8 (Registration No. 33-93066) is filed pursuant to Rule 414 under the Securities Act of 1933 (the "1933 Act"), as amended, by Interlink Electronics, Inc., a Delaware Corporation ("Interlink Delaware"), as the successor to Interlink Electronics, a California Corporation ("the Predecessor"). On June 9, 1994, the shareholders of the Predecessor, approved the reincorporation of the Predecessor in Delaware via merger of the Predecessor with Interlink Delaware, which merger was effected on July 26, 1996. Pursuant to Rule 414(d) under the 1933 Act, Interlink Delaware, as successor to the Predecessor, hereby adopts the Registration Statement as its own Registration Statement for all purposes of the 1933 Act and Securities Exchange Act of 1934.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Certificate of Incorporation provides:

     No director of the [Company] shall be personally liable to the [Company] or its stockholders for monetary damages for conduct as a director, provided that this Article shall not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under the Law.

     As authorized by Section 102 of the Delaware General Corporation Law (the "General Corporation Law"), this provision eliminates the liability of a director for breach of fiduciary duty but does not eliminate the personal liability of any director based upon breach of the duty of loyalty to the Company or to its stockholders, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, any violation of Section 174 of the General Corporation Law (relating to the declaration of dividends and the purchase or redemption of shares in violation of the General Corporation Law), or any transaction from which the director derived an improper personal benefit.

     The Company's bylaws provide:

          No director of the [Company] shall be personally liable to the [Company] or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that the liability of a director shall not be eliminated (i) for any breach of the director's duty of loyalty to the [Company] or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.


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
     These limitations on director liability do not change the duty of care owed by a director to the Company and its shareholders. They do, however, eliminate the personal liability of directors for monetary damages in the event of litigation against the director alleging a breach of that duty. These limitations on director liability have no effect on the availability of equitable remedies, such as an injunction or rescission based upon a director's breach of the duty of care, although in certain instances such equitable relief may be impractical, for example, due to the passage of time since the director's alleged actions occurred.

     The limitations on the liability of directors apply only to claims against a director arising out of his or her role as a director and not in the case of a director who also serves as an officer, to claims against the person in the capacity of an officer or in any other non-director capacity, and applies only to derivative actions and not to third party claims. This means that actions brought by the Company's customers, discharged employees or regulatory agencies, for example, would not be affected. These provisions does not eliminate or limit a director's liability based on a breach of the director's duty of loyalty to the Company or its shareholders (which generally concerns directors' self-interested dealings with respect to the Company) or to liability arising under federal or state securities laws or federal or state laws regulating banks or bank holding companies. At present there is no pending or threatened litigation or proceeding of which the Company is aware involving a director of the Company in his capacity as such.

     The Company's Certificate of Incorporation also provides:

          The [Company] shall indemnify any current or former director or officer and may indemnify any current or former employee or agent of the [Company] to the fullest extent not prohibited by law, who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative or other (including an action, suit or proceeding by or in the right of the [Company]), by reason of the fact that such person is or was a director, officer, employee or agent of the [Company] or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the [Company], or serves or served at the request of the [Company] as a director, officer, employee or agent, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. The [Company] shall pay for or reimburse the reasonable expenses incurred by any such current or former director or officer and may pay for or reimburse the reasonable expenses incurred by any such current or former employee or agent, in any such proceeding in advance of the final disposition of the proceeding if the person sets forth in writing (i) the person's good faith belief that the person is entitled to indemnification under this Article and
     (ii) the person's agreement to repay all advances if it is ultimately determined that the person is not entitled to indemnification under this Article. No amendment to this Article that limits the [Company's] obligation to indemnify any person shall have any effect on such obligation for any act or omission that occurs prior to the later of the effective date of the amendment or the date notice of the amendment is given to the

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
     person. This Article shall not be deemed exclusive of any other provisions for indemnification or advancement of expenses of directors, officers, employees, agents and fiduciaries that may be included in any statute, bylaw, agreement, general or specific action of the Board of Directors, vote of shareholders or other document or arrangement.

     The Company's bylaws provide:

          The [Company] shall indemnify to the fullest extent then permitted by the law any person who is made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (including an action, suit or proceeding by or in the right of the [Company]) by reason of the fact that the person is or was a director or officer of the [Company], or serves or served at the request of the [Company] as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection therewith. Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding shall be paid by the [Company] in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the [Company] as authorized in this Article. The indemnification provided hereby shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any statute, bylaw, agreement, vote of stockholders or directors or otherwise, both as to action in any official capacity and as to action in another capacity while holding an office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

          Any person other than a director or officer who is or was an employee or agent of the [Company], or fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plans of the [Company], or is or was serving at the request of the [Company] as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise may be indemnified to such extent as the board of directors in its discretion at any time or from time to time may authorize.

     Unless ordered by a court, any indemnification provided to officers or directors must be authorized in each specific case by any one of the following: (i) a majority vote of a quorum of directors who are not parties to the proceeding; (ii) if such quorum is not obtainable, by independent legal counsel in a written opinion; or (iii) by the stockholders of the Company.

     The Company is also authorized to advance monies to officers and directors to cover expenses incurred in connection with a proceeding, provided that an officer or director must return any such advances if it is ultimately determined that such officer or director is not entitled to indemnification.

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
ITEM 8.   EXHIBITS.

4.1     Certificate of Incorporation of the Company.
        Incorporated by reference to Exhibit 3.1b of Post-
        Effective Amendment No. 8 to the Company's
        Registration Statement on Form S-1 filed with the Commission on October 2, 1996 (Registration No. 33-
        60380).

4.2     Bylaws of the Company.  Incorporated by reference to
        Exhibit 3.2 of Post-Effective Amendment No. 8 to the Company's Registration Statement on Form S-1 filed with the Commission on October 2, 1996 (Registration No. 33-60380).


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
                                 SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-8, AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHOR IZED, IN THE CITY OF CAMARILLO, STATE OF CALIFORNIA, ON THIS 19TH DAY OF SEPTEMBER, 1996.

                        INTERLINK ELECTRONICS, INC.


                        By /s/ E. MICHAEL THOBEN, III
                           ---------------------------------
                           E. Michael Thoben, III
                           Chairman of the Board, President,
                           Chief Executive Officer, and
                           Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on September 19, 1996 in the capacities indicated.

      Signature                                       Title
      ---------                                       -----

(1)   Principal Executive and
      Financial Officer:


      /s/ E. MICHAEL THOBEN, III            Chairman of the Board, President,
      ---------------------------------       Chief Executive Officer,
      E. Michael Thoben, III                  and Chief Financial Officer


(2)   Principal Accounting Officer:


      /s/ PAUL D. MEYER                     Vice President, Finance
      ---------------------------------
      Paul D. Meyer


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
(3)   Directors:


       /s/ E. MICHAEL THOBEN, III           Director
       --------------------------------
       E. Michael Thoben, III


       /s/ GEORGE GU*                       Director
       --------------------------------
       George Gu


       /s/ EUGENE F. HOVANEC*               Director
       --------------------------------
       Eugene F. Hovanec


       /s/ MERRITT M. LUTZ*                 Director
       --------------------------------
       Merritt M. Lutz


       /s/ CAROLYN MacDOUGALL*              Director
       --------------------------------
       Carolyn MacDougall


       /s/ PETER N. VICARS*                 Director
       --------------------------------
       Peter N. Vicars


*By:  /s/ E. MICHAEL THOBEN, III
      ---------------------------------
        E. Michael Thoben, III
        Attorney in Fact


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
                               EXHIBIT INDEX
                                                                  Sequential
Exhibit                                                              Page
-------                                                           ----------

4.1      Certificate of Incorporation of the
         Company.  Incorporated by reference to
         Exhibit 3.1b of Post-Effective Amendment
         No. 8 to the Company's Registration
         Statement on Form S-1 filed with the
         Commission on October 2, 1996 (Registration
         No. 33-60380).

4.2      Bylaws of the Company.  Incorporated by
         reference to Exhibit 3.2a of Post-Effective
         Amendment No. 8 to the Company's
         Registration Statement on Form S-1 filed with the Commission on October 2, 1996
         (Registration No. 33-60380).


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